UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2013

Comcast Corporation
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-32871	27-0000798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA 19103
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (215) 286-1700

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On February 12, 2013, Comcast Corporation (“Comcast”) entered into a Transaction Agreement (the “Transaction Agreement”) with General Electric Company (“GE”), Navy Holdings, Inc. (“HoldCo”), National Broadcast Company Holding, Inc., NBCUniversal, LLC (“NBCUniversal”) and NBCUniversal Media, LLC (“NBCUniversal Media”).

Under the Transaction Agreement, Comcast has agreed to acquire (the “Redemption Transactions”), directly or indirectly, GE’s 49% common equity interest in NBCUniversal for approximately $16.7 billion.  In addition, pursuant to separate agreements entered into on February 12, 2013, NBCUniversal agreed to purchase from GE the properties occupied by NBCUniversal at 30 Rockefeller Plaza and CNBC’s headquarters in Englewood Cliffs, New Jersey for approximately $1.4 billion.

The consideration will consist of $11.4 billion of cash on hand; $4.0 billion of senior unsecured debt securities issued by HoldCo, a holding company whose sole asset is its interests in NBCUniversal; $2.0 billion of cash funded through a combination of Comcast’s existing credit facility and NBCUniversal Media’s credit facility, which is expected to be amended, among other things, to substitute HoldCo as the sole borrower; and $725 million of HoldCo preferred stock.  The interest rate on the HoldCo senior unsecured debt securities and the dividend rate on the HoldCo preferred stock will be determined prior to the closing of the Redemption Transactions (the “Closing”).

After the Closing, Comcast will control and consolidate HoldCo and own all of its capital stock other than the preferred stock.  HoldCo’s debt securities and credit facility will be guaranteed by Comcast and the cable holding company subsidiaries that guarantee Comcast’s senior indebtedness.  The preferred stock will pay dividends at a fixed rate and shares of preferred stock can be put to HoldCo for redemption at par on the later of seven years following the issuance of the preferred stock and three years following the sale by GE of such shares to unaffiliated third parties, and thereafter, every third anniversary of such date (a “Put Date”).  Shares of preferred stock can be called for redemption by HoldCo at par one year following each Put Date applicable to such shares.

The consummation of the Redemption Transactions is subject to customary closing conditions, but it is not subject to any financing condition.  The Transaction Agreement includes representations and warranties and covenants of each party that are customary for transactions of this nature.

The Transaction Agreement may be terminated under certain circumstances, including by mutual agreement of Comcast and GE and by either party if the Redemption Transactions have not been consummated on or before March 27, 2013.

Item 7.01.  Regulation FD Disclosure.

After the Closing, Comcast and NBCUniversal Media, along with Comcast’s existing cable holding company guarantors (the “Cable Guarantors”), expect to guarantee each other’s publicly traded debt securities.  In addition, NBCUniversal Media expects to guarantee the $6.25 billion revolving credit facility due June 2017 that Comcast and Comcast Cable Communications, LLC entered into in June 2012, which is already guaranteed by the Cable Guarantors.

The current Cable Guarantors are Comcast Cable Communications, LLC, Comcast MO Group, Inc., Comcast Cable Holdings, LLC and Comcast MO of Delaware, LLC.

A copy of the press release announcing the entry into the Transaction Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated February 12, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION
Date:	February 12, 2013	By:	/s/ Arthur R. Block
			Name:	Arthur R. Block
			Title:	Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press Release dated February 12, 2013